EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement of Dover Corporation on Form S-8 (File No. 333-01419) of our report dated June 29, 2010 on the statement of net assets available for benefits as of December 31, 2009 of Dover Corporation Retirement Savings Plan, which appears in this Annual Report on Form 11-K for the year ended December 31, 2010.

/s/ J.H. Cohn LLP

Jericho, New York
June 24, 2011